Exhibit 4.1
FOURTH AMENDMENT TO RIGHTS AGREEMENT
     This FOURTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 28, 2011 by and between Cardiogenesis Corporation, a California corporation formerly known as Eclipse Surgical Technologies, Inc. (the “Company”), and Computershare Trust Company, N.A., a national banking association formerly known as Equiserve Trust Company N.A.(the “Rights Agent”).
RECITALS
A. The Company and the Rights Agent are parties to that certain Rights Agreement, dated August 17, 2001 and amended as of January 16, 2002, January 21, 2004 and October 26, 2004 (the “Rights Agreement”);
B. Pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and
C. The Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.
AGREEMENT
Effective as of the date hereof, the Company and the Rights Agent agree as follows:
1.	Amendments to Rights Agreement.
a.	The definition of “Acquiring Person” is amended and restated to read as follows:

“Acquiring Person” shall mean any Person that Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; provided, however, that the term “Acquiring Person” shall not include: (i) an Exempt Person; (ii) any Person that would not otherwise be an Acquiring Person but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which plan or tender offer commenced on or after the date hereof; provided, however, that the term “Acquiring Person” shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding; (iii) any Person that would not otherwise be an Acquiring Person but for its Beneficial Ownership of Rights; (iv) any Person that is the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company as of August 17, 2001 and thereafter has continued to be the Beneficial Owner of at least 15% of the Voting Shares of the Company then outstanding; provided, however, that the term Acquiring Person shall include such Person from and after the first date upon which (A) such Person, since August 17, 2001, shall have acquired, without the prior approval of the Board of Directors of the Company, Beneficial Ownership of additional Voting Shares equal to 1% of the then outstanding Voting Shares of the Company and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own more than 15% or more of the Voting Shares of the Company then outstanding; (v) any Person that is the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company solely as the result of the operation of clause (iv) of the definition of “Beneficial Owner” and “Beneficially Own” if and during such period as the Board of Directors shall have determined that the operation of such clause should be waived in the best interests of the Company and its shareholders; provided, however, that any determination pursuant to this clause (v) shall have been made prior to any change in the composition of the Board of Directors following the date that such Person shall have become the Beneficial Owner of such Voting Shares if such change in composition involved the election of two or more new members of the Board of Directors; (vi) any Person whom the Board of Directors shall approve or ratify; or (vii) CryoLife Inc, a Florida corporation (“CryoLife”) nor CL Falcon, Inc., a Florida corporation (“Merger Sub”) solely by reason of the: (1) execution and entry into that certain Merger Agreement, to be entered into by and among the Company, CryoLife and Merger Sub (the “Merger Agreement”), (2) the consummation of any of the transactions contemplated by the Merger Agreement, (3) the acquisition by Parent, Merger Sub or any of their respective Affiliates or Associates, either individually, collectively or in any combination, of Voting Shares pursuant to the transactions contemplated by Merger Agreement, (4) the execution and entry into that certain Support Agreement, to be entered into by and among the CryoLife, Merger Sub and certain shareholders of the Company (the “Support Agreement”), (5) the public announcement of any of the foregoing, or (6) any combination of the foregoing (such actions described in this sentence, the “Permitted Events”). In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this definition, Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any Person is or is not an Acquiring Person shall be conclusive and binding upon all holders of Rights.”

b.	The definition of “Acquisition Date” is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, an Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

c.	The definition of “Beneficial Owner” in is amended by inserting the following paragraph at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed a Beneficial Owner of, or to beneficially own, any securities solely by virtue of, or as a result of, any Permitted Event.”

d.	Section 3(a) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

e.	Section 11(a)(ii) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, and the provisions of this Section 11(a)(ii) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as a result of, any Permitted Event.”

f.	Section 13(a) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, and the provisions of this Section 13(a) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as a result of, any Permitted Event.
2.	Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.	Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument.
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     IN WITNESS HEREOF, the parties hereto have caused this Fourth Amendment to Rights Agreement to be duly executed as of the day and year first written above.

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

CARDIOGENESIS CORPORATION
By:	/s/ William Abbott
	Name:	William Abbott
	Title:	Senior Vice President and Chief Financial Officer